Exhibit 1(iii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                                  DEUTSCHE FUNDS, INC.
                               CERTIFICATE OF CORRECTION

      Deutsche Funds, Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation in Maryland that:

      FIRST:            The title of the document being corrected is:

                  "DEUTSCHE FAMILY OF FUNDS, INC.
                  ARTICLES OF AMENDMENT"

     SECOND: The only party to the document being corrected is Deutsche Funds, Inc., formerly named Deutsche Family of Funds, Inc.

     THIRD: The document being corrected was filed with the State Department of Assessments and Taxation of Maryland on September 15, 1997 at 10:15AM.

     FOURTH: A. Articles FIRST, Section 4 of the Articles of Amendment as filed September 15, 1997 reads as follows:

                        Article FIFTH, Section 5, is amended (a) to replace the
                  word "and" immediately preceding the words "Deutsche Top 50 US" in the first sentence of subsection (a) with a comma and to insert after the words "Deutsche Top 50 US" the words "and Deutsche Institutional US Money Market Funds"; (b) to delete the second sentence of subsection (a); and (c) to add at the end of subsection (a) the following sentence: "The Common Stock of the Deutsche Institutional US Money Market Fund shall consist of a single class of Common Stock until otherwise classified in accordance with Article FIFTH, Section 3."

                  B. As corrected, Articles FIRST, Section 4 of the Articles of Amendment reads as follows:

                        Article FIFTH, Section 5, is amended (a) to replace the
                  word "and" immediately preceding the words "Deutsche Top 50 US" in the first sentence of subsection (a) with a comma and to insert after the words "Deutsche Top 50 US" the words "and "Deutsche US Money Market Fund"; (b) to delete the second sentence of subsection (a); and (c) to add at the end of subsection (a) the following sentence: "The Common Stock of the Deutsche Institutional US Money Market Fund shall consist of a single class of shares of Common Stock until otherwise classified in accordance with Article FIFTH, Section 3."

      IN WITNESS WHEREOF, Deutsche Funds, Inc. has caused these presents to be signed in its name and on its behalf by its duly authorized officers who acknowledge that this Certificate of Correction is the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of this Certificate are true in all material respects, and that this statement is made under the penalties of perjury.

ATTEST:                             DEUTSCHE FUNDS, INC.




/s/ Robert R. Gambee                /s/ Brian A. Lee
Robert R. Gambee                    Brian A. Lee
Secretary                           President